This document is Cimpress’ third quarter fiscal year 2017 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide. 1Cimpress N.V. Q3 FY2017 Earnings Presentation

Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q3 fiscal 2017 earnings presentation that accompanies these remarks. 2Cimpress N.V. Q3 FY2017 Earnings Presentation

This presentation is organized into the categories shown on the left-hand side of this slide. Robert Keane, CEO, and Sean Quinn, CFO, will host a live question and answer conference call tomorrow, April 27, at 7:30 a.m. U.S. Eastern daylight time which you can access through a link at ir.cimpress.com. 3Cimpress N.V. Q3 FY2017 Earnings Presentation

As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, Cimpress' uppermost priorities are described above. Extending our history of success into the next decade and beyond in line with these top-level priorities is important to us. Even as we report results on a quarterly basis it is important for investors to understand that we manage to a much longer-term time horizon and that we explicitly forgo short-term actions and metrics except to the extent those short-term actions and metrics support our long-term goals. 4Cimpress N.V. Q3 FY2017 Earnings Presentation

Total revenue for the third quarter was $550.6 million, reflecting a 26% increase year over year in USD and a 28% increase in constant currencies. Excluding the revenue from the addition of our acquisitions in the past four quarters, constant-currency revenue growth was 11%. Our third quarter consolidated revenue was in line with our expectations as we saw continued strength in the Vistaprint business and many of our other brands, as well as a small net benefit related to the year-over-year timing of Easter and leap day. However, our revenue was negatively impacted by the loss of partner revenue as previously anticipated, and the reduction of Vistaprint shipping pricing, which were described in our commentary last quarter and we discussed at our August 2016 investor day. Our Q3 GAAP operating income declined significantly year over year with anticipated headwinds from increased organic investment spend, the restructuring charge described last quarter, the loss of certain partner revenue and profits, an increase in the earn-out liability for the WIRmachenDRUCK acquisition resulting from its continued strong performance, and unfavorable changes in currency that were offset by year-over-year changes in realized gains on our hedging program presented in other income, net. We also took an impairment charge against one of our business units in our Upload and Print segment, but we had a larger impairment for a different business unit in Q3 of FY16, so relative to last year this results in an increase in GAAP operating income for this line item, i.e., a year-over- year decline in impairment charges. Our Q3 adjusted NOPAT was influenced by many of the same trends in operating income but the year-over-year decline was less pronounced since the restructuring charges and earn-out impacts are excluded from adjusted NOPAT and realized gains from our hedging program are included in adjusted NOPAT. Please see additional detail later in this presentation for the drivers of our GAAP operating and net income. 5Cimpress N.V. Q3 FY2017 Earnings Presentation

Vistaprint Business Unit
vistaprint
• Continued traction with customer value proposition improvements
• $321.3 million Q3 revenue
– 11% reported revenue growth for Q3 year over year
– 12% constant-currency growth for Q3 year over year
– Double-digit repeat bookings growth
– New customer bookings growth driven by improved customer count and order value
– Continued growth in underlying gross profit per customer
– Focus categories growing faster than average
• Advertising spend as a percent of revenue was up slightly year over year for the third quarter, due to typical fluctuations, not any underlying trend
TTM Bookings: New & Repeat Mix
% TTM Bookings from new orders
% TTM Bookings from repeat orders
27% 27% 27% 26% 26% 26% 25% 25% 25%
73% 73% 73% 74% 74% 74% 75% 75% 75%
Q3 FY15 Q4 FY15 Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1 FY17 Q2 FY17 Q3FY17
Vistaprint BU Advertising Spend
24% 22% 23% 21% 22% 21% 24% 21% 23%
$65 $59 $62 $73 $64 $65 $69 $80 $73
Q3 FY15 Q4 FY15 Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1 FY17 Q2 FY17 Q3FY17
Vistaprint BU Advertising Expense
Vistaprint BU Advertising as % of revenue
Note: In Q1 2016, Cimpress moved its retail and strategic partner program into a separate business unit. The results of this program were formerly reported as part of the Vistaprint business unit and are now included in the All Other business units reportable segment. All historical results presented here exclude the results of this program for ease of comparison. Please see reconciliation of non-GAAP measures at the end of this presentation
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For our Vistaprint business unit, this quarter we continued our multi-year effort to reposition the value proposition of this brand beyond its previous orientation toward the most price- and discount-sensitive customers (a market segment we refer to as "price primary") toward micro-businesses that seek a variety of value drivers such as quality, reliability, pricing transparency and broader selection (a market segment we refer to as "higher expectations").

- Third quarter Vistaprint business unit revenue grew 11% in reported terms and 12% in constant-currency terms year over year. Vistaprint's bookings growth was in line with our expectations across all major markets, including in European markets.
- As you can see from the first chart above, repeat bookings as a percent of total bookings has been slowly but steadily increasing. On a constant-currency basis, repeat bookings continued to grow at double-digit rates. We attribute this trend to a combination of our efforts to improve our customer value proposition and retention, as well as changes we have made in the past to de-emphasize deep-discount offers that had previously cast a wide customer acquisition net for relatively low-value customers. New customer bookings grew at single-digit rates. New customer count grew year over year for the fourth quarter in a row. This quarter the Vistaprint business unit saw continued traction in underlying gross profit per customer in constant currencies as we continue to acquire higher-value customers and our repeat rates improve. We also continue to see stable to improving customer loyalty scores.
- Vistaprint is executing well in our focus product areas. Signage, marketing materials, promotional products and apparel continue to grow faster than our average Vistaprint business unit growth. This quarter, we launched over 1,000 t-shirt and flyer SKUs on the vistaprint.com website - more than 3 times the number of products we have launched in the prior 12 months. This quarter's product launches do not contribute materially to revenue as they take a little time to optimize and scale the offering.
- During the quarter, Vistaprint launched a new manufacturing facility in Reno, Nevada. This small-scale facility is intended to, among other things, help reduce shipping costs on heavy and/or bulky large format products for customers on the west coast of the United States. To date, the start-up costs of the new facility outweigh shipping savings but we expect this to change over time.

We conclude from the combination of these trends that the Vistaprint business unit continues to strengthen as a result of the many changes and investments we have made over the past several years. We are optimistic about the progress we're making toward our aspiration of sustainably returning the Vistaprint business unit to double-digit revenue growth. However, we expect growth rates to fluctuate as we continue to make further investments that we believe will improve the value proposition to Vistaprint customers, often at the expense of higher near-term revenue, gross margin and/or profit.

One such investment is the previously described shipping price reductions. To date, we have rolled out such reductions in the UK, France, Germany, U.S. and the Netherlands (U.S. and Netherlands changes rolled out in the third quarter). We have also begun to test shipping price changes in Europe's smaller markets. Based on the data collected since these changes, we believe the shipping price reductions have improved customer satisfaction, repeat rates and conversion rates. The shipping price changes and tests to date have hurt near-term revenue growth, gross margin and profits in Q3 FY17. The absolute profit impact this quarter was roughly $5 million, and the year-over-year profit impact was more than $3 million. Year to date, the absolute profit impact is roughly $13 million, and the year-over-year profit impact is over $11 million. Nine months into the fiscal year, our expectations are that the absolute and year-over-year impact of these changes will be slightly lower than the original estimates that we communicated at our August 2016 investor day of $20 million and $17 million, respectively, for the full fiscal year 2017.

Vistaprint advertising spend as a percent of revenue was up slightly year over year for the third quarter, with typical fluctuations in advertising spend.

Cimpress N.V. Q3 FY2017 Earnings Presentation 6

Upload and Print Business Units

- $142.5 million Q3 revenue
- Year-over-year revenue growth for Q3:
  - 22% reported
  - 27% constant-currency
  - 13% constant-currency excluding recent acquisitions
- Overall solid results in this segment in Q3
  - On target revenue and profit
- Overall portfolio returns remain on track despite an impairment of one of our business units

druck.at
easyflyer
exagroup
pixartprinting
Printdeal
TRADEPRINT.CO.UK
WirmachenDruck.de

Please see reconciliation of non-GAAP measures at the end of this presentation.

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Our Upload and Print business units segment met our expectations during the third quarter at the aggregate level.

- Q3 revenue in this segment grew 13% in constant currencies excluding acquisitions from the past year. Inclusive of all M&A, segment revenue grew 22% in reported terms and 27% in constant currencies. Our growth in constant currency excluding recent acquisitions has moderated as we passed the anniversary of some of the slower-growing acquisitions, and we also have seen some moderation in the growth rates of prior-year acquisitions, as generally expected. We remain confident in our ability to drive strong returns in this segment overall.
- WIRmachenDRUCK, which we acquired in February of 2016, continues to perform well as evidenced by the continued increase in fair value of the related earn-out liability. As a reminder, WIRmachenDRUCK will be included in the organic revenue number starting in the fourth quarter of fiscal 2017.

As we've said over the past year, the growth rates of the various Upload and Print businesses vary significantly, and we also expect the growth of some of the faster-growing businesses to fluctuate and moderate over time, both of which we have seen in recent quarters. As described in our July 27, 2016 letter to investors, we expect organic constant-currency double-digit growth in total for this segment for the foreseeable future.

During the quarter, we booked a $9.6 million impairment charge related to one of our Upload and Print acquisitions. The Q3 charge reflects an impairment of all of the goodwill and much of the unamortized intangible assets on the balance sheet for this business unit. This was a different business unit than the one that was impaired in the year-ago period. We took the charge because, as we conducted our annual capital allocation and budgeting process during the past quarter, we determined that the profit outlook for this business was lower than the deal model upon which we based our purchase accounting. We exclude this impairment charge from adjusted NOPAT and our presentation of segment profitability as the objective of that metric is to show the underlying operating profit of our business.

The performance across the Upload and Print group of business units varies, with some business units performing above the expectations built into the original deal models, some performing in line, and two for which we have reset expectations and therefore impaired. To date the aggregate free cash flow of the full portfolio of Upload and Print businesses has exceeded our aggregate deal model plans, and we expect it to continue to do so in the future..

Cimpress N.V. Q3 FY2017 Earnings Presentation 7

As previously announced, the National Pen acquisition closed on December 30, 2016. Revenue during the third quarter was $58.8 million. Reported revenue growth was 100% since we did not own this business in the year-ago period. On a pro forma basis, revenue declined 6% year- over-year in US dollars, and 4% in constant currencies. National Pen discontinued a small portion of its business before the acquisition closed, which had a negative impact on revenue growth this quarter. Adjusting for the discontinued operations, revenue declined 1% in constant currencies year over year. This revenue decline was due to a year-over-year reduction in inefficient marketing spend and other operational changes in the business which we believe are the right value-creating economic decisions even though they hurt near-term revenue growth. In this first quarter of ownership, we tried to keep the business focused on delivering against its plan as much as possible. As noted on our February 2, 2017 webcast regarding National Pen, there are a few targeted areas where synergies are straightforward and compelling enough to act on quickly. We made good progress during the third quarter, as we were able to execute on planned worldwide shipping cost synergies and we largely completed the integration of National Pen into Cimpress' operational and tax structures. Furthermore, we progressed toward the introduction of National Pen as a fulfiller on our platform which anticipate will allow us to begin launching products produced by National Pen in our other business units, beginning in the fourth quarter with Vistaprint for a subset of products. As described last quarter, some of the near and longer-term revenue and cost synergies we expect from this acquisition will enhance our financial results in other segments. As an example, revenues of National Pen products sold by Vistaprint will be reported in our Vistaprint segment. 8Cimpress N.V. Q3 FY2017 Earnings Presentation

All Other Business Units
• $28.0 million Q3 revenue
• Year-over-year revenue decline of:
– 8% reported for Q3
– 9% constant-currency for Q3
• Most of World and Albumprinter B2C growth more than offset by year-over-year declines in certain partner revenue as expected
What businesses are in this reportable segment?
Albumprinter
albelli
BONUSPRINT
Önskefoto
Most of World
• Brazil
• Japan
• India
• China
Corporate Solutions
• 3rd parties that sell our products (branded or white-labeled)
• Franchise businesses
• Others
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Our All Other business units segment includes our Albumprinter business unit, Most of World business units in Japan, India, Brazil and China, and our Corporate Solutions business unit, which is focused on partnerships with third-party merchants and mid-sized businesses. All Other business units segment revenue declined 8% in reported terms and 9% in constant currencies.

As described previously, two meaningful partnerships ended last fiscal year (one in our Corporate Solutions business and one in our Albumprinter business) driving the year-over-year revenue decline in this segment. Corporate Solutions continues to build foundations for new growth opportunities and remains early in this process, though revenue improved sequentially here with growth in newer lines of business. Albumprinter performed well, as its direct-to-consumer business continues to grow nicely. The headwinds from the loss of these two partners will decrease in the fourth quarter of FY 2017 and will cease after that.

The Most of World business units continue strong growth off a relatively small base. Our objective in Most of World remains the same: to build foundations for the long term in these large but complicated and heterogeneous markets; therefore we continue to operate at a significant operating loss as previously described and as planned.

Cimpress N.V. Q3 FY2017 Earnings Presentation 9

Our Cimpress Technology team continues to build and deploy our mass customization platform (MCP), a software-enabled platform that connects our merchants (i.e., our business units and their customer-facing brands) with our fulfillers (i.e., the manufacturing facilities that are part of our business units and the third party supply chain partners who serve our business units). The objective of MCP is to build, over time, scale-based competitive advantages in terms of: • Selection (the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers) • Conformance (the degree to which we deliver products to customers as specified, on time) • Cost (reducing the cost of delivering any given selection, in conformance with specification) We continue to work toward a future state in which multiple brands can offer a broad selection of products to their customers by connecting to our mass customization platform. We remain early in the journey toward our vision for MCP, but we are encouraged by the steady progress we are making. Vistaprint made additional progress this quarter in connecting more of its products to the platform. National Pen also has made initial connections to the MCP and expects to start transacting as a fulfiller to one or more of our other business units over the coming months, albeit still at a low volume level. With the building of the initial platform foundation nearing completion, we expect to expand our development attention over the coming year to include making the platform directly relevant to the product ranges and operating methods of our Upload and Print business units that, as of yet, have only used the platform for small scale initial demonstration projects. 10Cimpress N.V. Q3 FY2017 Earnings Presentation

Adjusted Net Operating Profit by Segment
Quarterly, USD in millions
Vistaprint Business Unit
Upload and Print Business Units
National Pen Business Unit
All Other Business Units
$35 $35 $33 $82 $42 $45 $22 $64 $37
$3 $11 $11 $15 $16 $17 $14 $17 $13
$(3)
$1 $(1) $(1) $7 $(4) $(11) $(10) $(2) $(10)
Q3 FY15 Q4 FY15 Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1 FY17 Q2 FY17 Q3 FY17
Adjusted NOP
Adjusted NOP Margin
Note: As part of the reorganization announced in January 2017, several groups that previously were part of our corporate and global functions, including significant portions of our technology, manufacturing and supply chain, finance, legal and other related groups, have been decentralized into our operating segments. The majority of the groups transferred into our operating segments joined our Vistaprint business unit and to a smaller extent our Upload and Print business units. We have revised our adjusted net operating profit for all prior periods presented to reflect our revised segment reporting.
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Please note the following in regard to adjusted Net Operating Profit (NOP) by segment:

- Year-over-year currency fluctuations have an impact on these numbers, especially since we do not allocate the gains from hedging contracts to the segment level like we do for consolidated adjusted NOPAT.
- In Q3 2017, our reorganization to decentralize our business resulted in a change in the classification of many costs that were previously part of corporate or MCP costs. Our reorganization has significantly improved the cross-segment comparability of these numbers and as of Q3 2017, we have recast prior-period results to reflect the transfer of these costs. The Vistaprint business was the primary recipient of these cost centers, though there were smaller changes in other segments. We have published a document on ir.cimpress.com which shows these changes going back to Q1 2015 for convenience in updating your models. The numbers on the slide above show adjusted NOP by segment post reorganization.
- Please note that the by-segment NOP remains our best approximation. We expect to continue to refine operating unit reporting over the coming year as our post-reorganization operating routines and reporting systems are further developed and improved. This may necessitate some changes in the allocation of costs.

The performance of each segment was broadly in line with our expectations.

Q3 adjusted Net Operating Profit by segment is as follows:

- Vistaprint business unit: down by $5.4 million year over year primarily due to the roll-out of planned investments including shipping price reductions, expanded design services and new product introduction, which account for much of the profit drag year over year, as well as a year-over-year currency impact. The launch of the new Reno facility also weighed on Vistaprint gross margins this quarter as the start-up costs are not being amortized over a meaningful order volume at this point. These negative impacts were partly offset by growth and efficiencies in other parts of the business. Adjusted NOP margin decreased from 15% to 12% year over year. New product and service introductions carry both start-up costs, as well as a mix shift toward lower-than-average gross margin products. Some of these start-up costs used to be reported in the corporate and global functions. We see opportunity to learn and optimize related costs as we begin to scale these offerings over time.
- Upload and Print business units: down by $2.4 million year over year due to increased investments (where we expect to continue to invest throughout fiscal 2017) in group management, technology, and marketing, partially offset by the addition of profits from newly acquired businesses, as well as increased profits from earlier acquisitions. Adjusted NOP margin decreased from 13% to 9% year over year, as newer acquisitions have had lower NOP margins than earlier Upload and Print acquisitions, and we are making investments which we believe will help these business units drive growth and improve their ability to scale.
- National Pen business unit adjusted NOP was a loss of $3.2 million, or (5)% as a percent of revenue. We expected an operating loss this quarter and expect National Pen to continue its pre-acquisition seasonal profit pattern that means most profits are made in the December quarter.
- All Other business units: down by $6.1 million year over year due primarily to a year-over-year reduction of certain partner profits of approximately $5 million for the quarter, as well as increased net investments in Corporate Solutions. Adjusted NOP margin declined from (13)% to (35)% year over year. Please note that these businesses are seasonally strong during the December quarter when looking at a sequential comparison. Additionally, please note that the headwinds from the loss of certain partner profits will decrease in the fourth quarter of FY17, and will cease after that.

Q3 corporate and global functions expenses were up by $4.6 million year over year, primarily due to planned increases in engineering resources. This was partially offset by lower ongoing operating costs in these functions as a result of the restructuring announced in January.

Cimpress N.V. Q3 FY2017 Earnings Presentation 11

No notes here - transition slide 12Cimpress N.V. Q3 FY2017 Earnings Presentation

The quarterly trends for reported revenue, constant-currency revenue growth, and constant-currency growth excluding recent acquisitions are illustrated above. As noted earlier, the consolidated growth is positively impacted by our acquisitions for which we do not have a full year-over-year comparison. The organic growth is negatively impacted by the loss of partner revenue as previously anticipated, and the reduction of Vistaprint shipping pricing. During the third quarter, our businesses benefited slightly from the net impact of the year-over-year timing of the Easter holiday and leap day. We would expect revenue growth in the fourth quarter of 2017 to be slightly negatively impacted by the timing of the Easter holiday relative to the year-ago period. 13Cimpress N.V. Q3 FY2017 Earnings Presentation

On a reported basis, the consolidated two-year stacked growth was 55% for the total of Q3 FY16 and Q3 FY17 versus approximately 48% for Q3 FY15 and Q3 FY16. The stacked growth rate for constant-currency organic revenue was approximately 21% for the total of Q3 FY16 plus Q3 FY17 and approximately 21% for the total of Q3 FY15 and Q3 FY16. The general trend in this number over time is encouraging to us as we believe it is a reflection of improving returns on past investments in our business - though it continues to be impacted by the loss of certain partner revenue, Vistaprint shipping price reductions, and other items. 14Cimpress N.V. Q3 FY2017 Earnings Presentation

Q3 FY2017: Profit Metrics
GAAP Operating Income (Loss)
GAAP Operating Income
GAAP Operating Income Margin
$4 $15 $12 $68 ($18) $16 ($28) $34 $(42)
Adjusted NOPAT
Adjusted NOPAT
Adjusted NOPAT Margin
$16 $20 $16 $83 $24 $17 $(5) $51 $9
TTM GAAP Operating Income (Loss) & Adjusted NOPAT
TTM Operating Income
TTM Adjusted NOPAT
$101 $131 $96 $125 $92 $119 $99 $134 $77 $143 $78 $140 $38 $119 $4 $87 ($20) $72
GAAP Net Income (Loss) (1)
GAAP Net Income
GAAP Net Income Margin
$9 ($4) $10 $58 ($33) $17 ($29) $35 ($43)
Q3 FY15 Q4 FY15 Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1 FY17 Q2 FY17 Q3 FY17
In USD millions. Please see reconciliation of non-GAAP measures at the end of this presentation.
(1) During the fourth quarter of fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring the recognition of excess tax benefits as a component of income tax expense which were historically recognized in equity. FY 2016 and 2017 results reflect this change, but it was not retrospectively adjusted for FY 2015.
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The quarterly trends for various measures of income and profit are illustrated above. As we have described, adjusted NOPAT is the measure that management uses to assess our near-term financial performance relative to near-term budgets.

For the third quarter, GAAP operating income declined significantly year-over-year due to the following factors:

- Increased organic investments in fiscal year 2017 compared to fiscal year 2016, as planned, which materially weigh on profitability. These investments include costs that impact our gross margin, including shipping price reductions, expanded design services, and new product introduction.
- Restructuring charges of $24.8 million related to the reorganization announced on January 25, 2017.
- A $6.8 million operating loss in our newly acquired National Pen business unit, driven by increased amortization of intangible asset expense of $3.5 million, and an anticipated operating loss for the quarter.
- Approximately $5 million of profit decline due to the termination of two partner contracts as previously described.
- An increase in earn-out related charges of $4.0 million primarily associated with the acquisition of WIRmachenDRUCK as a result of continued strong performance. To date, we have accrued $29.7 million (USD) out of a maximum of €40 million (EUR) that is based on WIRmachenDRUCK's cumulative financial results through December 2017.

During the third quarter of fiscal year 2017, Cimpress recorded an impairment charge of $9.6 million related to one of our Upload and Print acquisitions. This compares to the $30.8 million impairment charge recorded in the third quarter of fiscal year 2016 related to our acquisition of Exagroup.

Our Q3 adjusted NOPAT was influenced by many of the same trends in operating income, with the exception of the restructuring, impairment, and earn-out related charges. Adjusted NOPAT is also burdened with the full expense of one of our leased facilities, which is partially recorded in our interest expense in our GAAP results. Additionally, cash taxes attributable to the current period decreased year over year.

In the quarter, the following below-the-line non-operational items also influenced our GAAP net income:

- Our "Other income (expense), net" was a net loss of $6.6 million in the quarter.
    - The vast majority of this was currency related. Please see the next slide for a detailed explanation of the underlying currency drivers.
- Total interest expense, net was $11.6 million in the quarter.
    - The accounting treatment of our leased office facility in Massachusetts results in a portion of the lease payments flowing through our interest expense line. These expenses replace those of the lease from our former leased facility at a similar total expense, but the former lease was 100% booked in operating expenses. The new lease payments started in September 2015, so we have passed the anniversary of this different accounting treatment, and there is no longer a year-over-year impact (the cost was $1.9 million in Q3 FY17 and $2.0 million in Q3 FY16). We include this lease-related interest expense in our adjusted NOPAT calculation.
    - The remaining portion of interest expense, net of $9.7 million in the quarter is primarily related to our Senior Unsecured Notes and borrowings under our credit facility.

Cimpress N.V. Q3 FY2017 Earnings Presentation 15

Below is additional color on the impact of currency movements on our P&L this quarter. First, the currency impacts that affect both GAAP results and adjusted NOPAT: • Our year-over-year revenue growth rate expressed in USD was negatively impacted by about 200 basis points for the third quarter. Our largest currency exposure for revenue is the Euro, though the significant movement in the British Pound year over year is the major driver of the Q3 currency impact. • There are many natural expense offsets in our business, and therefore the net currency exposure to our bottom line is less pronounced than it is to revenue. • For certain currencies where we do have a net exposure because revenue and certain costs are not well matched, we enter into currency derivative contracts to hedge the risk. Realized gains or losses from these hedges are recorded in Other income (expense), net and offset some of the impact of currency elsewhere in our P&L. The realized gain on hedging contracts was $4.6 million for the third quarter. Second, the currency impacts that further impact our GAAP results but that are excluded from our adjusted NOPAT are: • Other net currency losses of about $12 million for the quarter primarily related to unrealized non- cash net losses on intercompany loans and currency hedges. 16Cimpress N.V. Q3 FY2017 Earnings Presentation

Cash and cash equivalents were approximately $43.5 million as of March 31, 2017. As a reminder, during the first quarter for FY 2017, Cimpress implemented a notional cash pool, which allows the company to keep less cash on hand to fund operations of certain subsidiaries, thereby making more cash available to fund investments and/or repay debt. For the third quarter, we generated $9.0 million in cash from operations, compared with $32.9 million in the third quarter of fiscal 2016. Free cash flow was ($21.3) million in the third quarter compared to $7.7 million in the same period a year ago. The year-over-year decrease in operating cash flow was primarily due to the following: planned investments in strategic growth initiatives, the loss of certain partner profits, and higher cash taxes partially due to an $8.5 million tax refund received in the prior year quarter, all of which were described at our August 2016 investor day; the $7.5 million cash portion of our restructuring charge; and the operating loss from our National Pen acquisition that closed on December 30, 2016. These negative impacts were offset by favorable working capital changes relative to the prior year quarter. Free cash flow was additionally impacted year over year by increased capex spending of $1.6 million in Q3 FY2017 compared to Q3 FY2016, and additional capitalized software costs of $3.5 million. On a trailing twelve-month basis, adjusted return on invested capital (ROIC) as of March 31, 2017 decreased versus the year-ago TTM period to approximately 7%. Adjusted ROIC is materially affected by the fact that the numerator is not yet benefiting from a full year of National Pen operating results, which are highly seasonal, yet the increased debt from National Pen is fully included in the denominator. This impact is exacerbated by the increased accounting cost of our new performance share units, our significant organic investments this fiscal year, and the loss of the two partners, as previously discussed. The GAAP operating measures which we use as a basis to calculate ROIC are total debt and operating income. The year-over-year trend in total debt was up and operating income was down. 17Cimpress N.V. Q3 FY2017 Earnings Presentation

We provide commentary on EBITDA for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however, we actively monitor it for purposes of ensuring compliance with debt covenants. As discussed with the December 12, 2016 announcement of our National Pen acquisition, we expected that our total leverage ratio (which is debt to trailing twelve month EBITDA) would increase above our long-term target of 3x trailing twelve month EBITDA. Based on our debt covenant definitions, our total leverage ratio was 3.59 as of March 31, 2017, and our senior secured leverage ratio (which is senior secured debt to trailing twelve month EBITDA) was 2.48. Our debt covenants give pro forma effect for acquired businesses that closed within the trailing twelve month period ending March 31, 2017. As often described, we are willing to temporarily go above our long-term total leverage ratio target of 3x TTM EBITDA for the right opportunity and with a path to de-lever below that target quickly. We continue to expect to manage our leverage back to 3x TTM EBITDA or below by the end of calendar 2017. When including all acquired company EBITDA only as of the dates of acquisition, our adjusted EBITDA for Q3 FY2017 was $50.2 million, down 16% from Q3 FY2016 and our TTM adjusted EBITDA was $238.0 million, down 13% from the year-ago TTM period. This compares to the trends in operating income discussed on slide 15, in which increased organic investments are weighing down profitability this year. In addition to the exclusion of depreciation and amortization (including acquisition- related amortization of intangible assets) which was up significantly year over year in the TTM period, the TTM EBITDA metrics exclude goodwill and other impairment charges, restructuring charges, as well as the share-based compensation costs that are included in our TTM GAAP operating income. Cimpress did not repurchase any of its own shares during the quarter. We have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of March 31, 2017. Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than our financial covenants when calculated on a pro forma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year to year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our credit facility. We are currently in compliance with all of our debt covenants. Key financial covenants pertaining to our senior secured credit facility are: • Total leverage ratio not to exceed 4.5x TTM EBITDA • Senior leverage ratio not to exceed 3.25x TTM EBITDA • Interest coverage ratio of at least 3.0x TTM EBITDA 18Cimpress N.V. Q3 FY2017 Earnings Presentation

No notes here - transition slide 19Cimpress N.V. Q3 FY2017 Earnings Presentation

On January 25, 2017, we announced we would implement organizational changes to deeply decentralize the company’s operations in order to improve accountability for customer satisfaction and capital returns, simplify decision-making, improve the speed of execution, further develop the company’s cadre of general managers, and preserve and release entrepreneurial energy. As of April 26, 2017, these organizational changes have been implemented. As a result of our reorganization and the associated elimination of 135 team members, we incurred year-to-date total restructuring charges of $25.9 million through the income statement ($23.2 million is severance related and $2.7 million is for other restructuring costs). We believe the income statement charges are substantially complete, though still subject to minor adjustments in the coming quarters. The table on the slide above represents our current estimate of the nature of these charges and the expected timing of their impact to our cash flow statement. As a result of the restructuring implementation, Cimpress continues to expect annualized pre-tax operating expense savings of approximately $55 million to $60 million and pre-tax free cash flow savings of approximately $45 million to $50 million. The primary difference between the operating expense and free cash flow savings is share-based compensation. These estimates include estimated savings from headcount reductions, a targeted reduction of previously planned new hires in fiscal year 2017, and related non-compensation savings. These savings do not include the restructuring charges. Restructuring charges are generally deductible for tax purposes and will benefit our GAAP effective tax rate in the near-term. We do not expect the restructuring charges to have a material impact on our cash taxes. The majority of the future savings will not be subject to incremental cash taxes for the foreseeable future as a result of net operating losses in related jurisdictions. 20Cimpress N.V. Q3 FY2017 Earnings Presentation

The net financial impact of the reorganization on our planned fiscal year 2017 investments that we outlined at the beginning of the year is likely to be relatively small in fiscal year 2017 as most of the restructuring charges and savings are not in our organic allocations of capital as defined in our July 2016 letter to investors, and for those that are in these investment areas, the expected in-year savings should be offset by expected charges. The exception will be the impact of the investments on adjusted NOP, as restructuring charges are excluded from this financial metric, and therefore we would expect to see savings relative to our initial estimates at the beginning of the year. However, when looking at the impact on operating profit and free cash flow, both the restructuring charges and the savings are included. In addition to the impact of the reorganization on our adjusted NOP view of investment spend, we also expect our overall investment spend to be slightly lower than originally planned, though there are some moving pieces under the surface. As described last quarter, we also expect the reorganization to change the classification of certain investments within our spending categories outlined in our capital allocation letter. This statement drove a number of investor questions about whether this classification would change our view of our steady state free cash flow. To clarify: we expect that the impact of the reorganization will increase our estimated range of steady-state free cash flow. As usual, we will provide more information on the component pieces of our actual investment spend in our July 2017 letter to investors and at our annual investor day which we plan to hold in August, 2017. Another forward-looking update that we believe will be helpful to investors relates to our near-term tax outlook. Year-to-date, we have booked a $7.6 million GAAP tax benefit through our income statement due in part to year-to-date losses as well as favorable discrete tax items, including a benefit from the acquisition of National Pen. We currently expect to record a full-year GAAP tax benefit as well. Year-to-date cash taxes of $36.0 million vary greatly from the GAAP tax provision due to net operating losses that currently benefit our GAAP effective tax rate, but will not benefit our cash taxes for at least a few more years. 21Cimpress N.V. Q3 FY2017 Earnings Presentation

In summary, we maintain our clear priorities strategically and financially. Nine months through fiscal 2017 we are progressing steadily on significant organizational changes, acquisition integration, technology development, investment in future growth opportunities and the continued repositioning of our Vistaprint business unit. We recognize that our financial results are "noisy" due to many moving parts and unusual items, but we continue to believe that, underlying that superficial complexity, the capital we are allocating across our business, as a weighted average portfolio, is solidifying our leadership in mass customization and continuing to drive our intrinsic value per share. 22Cimpress N.V. Q3 FY2017 Earnings Presentation

Cimpress N.V. Q3 FY2017 Earnings Presentation Q&A Session Please go to ir.cimpress.com for the live Q&A call at 7:30 am EDT on April 27, 2017 Q3 Fiscal Year 2017 Financial and Operating Results Supplement

Cimpress N.V. Q3 FY2017 Earnings Presentation 25 (1) Please see non-GAAP reconciliation to reported revenue growth rates at the end of this presentation. Revenue Growth Rates Consolidated FY14 FY15 FY16 YTD FY17 Consolidated, constant-currency growth 8% 23% 24% 22% Constant-currency growth excluding TTM Acquisitions 4% 9% 11% 9% 26 Reported Revenue by Segment Quarterly, USD in millions Q3 FY2017 Vistaprint business unit 58% of total revenue 11% y/y growth 12% y/y constant currency growth Upload and Print business units 26% of total revenue 22% y/y growth 27% y/y constant currency growth 13% y/y constant currency growth ex. acquisitions in the last 12 months (1) National Pen business unit 11% of total revenue 100% y/y growth 100% y/y constant currency growth All Other business units 5% of total revenue (8)% y/y growth (9)% y/y constant currency growth (1) For a description of acquisition and joint ventures that are excluded from constant currency growth, please see reconciliation to reported revenue growth rates at the end of this presentation. $576.9

Cimpress N.V. Q3 FY2017 Earnings Presentation 27 Reported Revenue Growth 28 Organic Constant Currency Revenue Growth (excl. TTM acquisitions) N/A

Consolidated

Share-Based Compensation

Quarterly, USD in millions



$5.9
$5.7
$6.4
$6.6
$5.3
$6.2
$6.1
$6.0
$5.6
$11.6
$11.3
$12.8
Q4 FY14
Q1 FY15
Q2 FY15
Q3 FY15
Q4 FY15
Q1 FY16
Q2 FY16
Q3 FY16
Q4 FY16
Q1 FY17
Q2 FY17
Q3FY17
FY14 $27.8
FY15 $24.1
FY16 $23.8
YTD FY17 $35.6

Note: Share-based compensation excludes SBC-related tax adjustment. In Q3FY17 there was a $6.3 million acceleration of share-based compensation expense related to our restructuring activities undertaken in that period. Q1 FY17 includes modification expense related to the RSA grant as part of the Tradeprint acquisition. Starting in Q1 FY17 results include the effect of our new shareholder-approved LTI program which includes performance share units which have a different accounting treatment than restricted share units.

29

Consolidated

Balance Sheet Highlights

Balance sheet highlights, USD in millions, at period end	3/31/2016	6/30/2016	9/30/2016	12/31/2016	3/31/2017
Total assets	**$1,486.5**	**$1,463.9**	**$1,456.3**	**$1,663.9**	**$1,637.9**
Cash and cash equivalents	$76.7	$77.4	$53.6	$49.6	$43.5
Total current assets	$204.2	$200.8	$175.2	$242.0	$216.8
Property, plant and equipment, net	$497.2	$493.2	$495.2	$505.3	$513.1
Goodwill and intangible assets	$706.8	$683.0	$680.2	$821.5	$796.1
Total liabilities	**$1,269.9**	**$1,232.5**	**$1,243.9**	**$1,522.3**	**$1,510.6**
Current liabilities	$338.0	$335.9	$331.7	$436.0	$429.5
Long-term debt	$676.8	$656.8	$654.3	$830.0	$860.2
Shareholders' Equity attributable to Cimpress NV	**$151.4**	**$165.7**	**$147.2**	**$99.5**	**$84.4**
Treasury shares (in millions)	12.6	12.5	12.4	13.0	12.9

30

Cimpress N.V. Q3 FY2017 Earnings Presentation

Cimpress N.V. Q3 FY2017 Earnings Presentation Appendix Including a Reconciliation of GAAP to Non-GAAP Financial Measures 32 About Non-GAAP Financial Measures • To supplement Cimpress' consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: adjusted EBITDA, free cash flow, trailing twelve month return on invested capital, adjusted NOPAT, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions and joint ventures from the past twelve months. Please see the next two slides for definitions of these items. • These non-GAAP financial measures are provided to enhance investors' understanding of our current operating results from the underlying and ongoing business for the same reasons they are used by management. For example, as we have become more acquisitive over recent years we believe excluding the costs related to the purchase of a business (such as amortization of acquired intangible assets, contingent consideration, or impairment of goodwill) provides further insight into the performance of the underlying acquired business in addition to that provided by our GAAP operating income. As another example, as we do not apply hedge accounting for our currency forward contracts, we believe inclusion of realized gains and losses on these contracts that are intended to be matched against operational currency fluctuations provides further insight into our operating performance in addition to that provided by our GAAP operating income. We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. • For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Non-GAAP Financial Measures Definitions

Non-GAAP Measure	Definition
Free Cash Flow	FCF = Cash flow from operations – capital expenditures – purchases of intangible assets not related to acquisitions – capitalized software expenses + payment of contingent consideration in excess of acquisition-date fair value + gains on proceeds from insurance
Adjusted Net Operating Profit After Tax (Adjusted NOPAT)	Adjusted NOPAT = GAAP operating income - cash taxes attributable to the current period (see definition below) + the impact of M&A related items including acquisition-related amortization and depreciation, the change in fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense + the impact of unusual items such as discontinued operations, restructuring related charges, and impairments - interest expense related to our Waltham office lease + realized gains or losses from currency derivatives that are not included in operating income as we do not apply hedge accounting
Cash Taxes Attributable to the Current Period included in Adjusted NOPAT	As part of our calculation of adjusted NOPAT, we subtract the cash taxes attributable to the current period operations, which we define as the actual cash taxes paid or to be paid adjusted for any non-operational items and excluding the excess tax benefit from equity awards.
Adjusted NOP by Segment (1)	Adjusted Net Operating Profit as defined above in adjusted NOPAT definition, less cash taxes and gains/losses on currency derivatives which are not allocated to segments.
Trailing Twelve Month Return on Invested Capital	ROIC = adjusted NOPAT / (debt + redeemable non-controlling interest + total shareholders equity – excess cash) Adjusted NOPAT is defined above. Excess cash is cash and equivalents > 5% of last twelve month revenues; if negative, capped at zero Operating leases have not been converted to debt
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)	Adjusted EBITDA = Operating Income + depreciation and amortization (excluding depreciation and amortization related to our Waltham office lease) + share-based compensation expense + proceeds from insurance + earn-out related charges + certain impairments + restructuring related charges + realized gains or losses on currency derivatives - interest expense related to our Waltham office lease
Constant-Currency Revenue Growth	Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period's average exchange rate for each currency to the U.S. dollar
Constant Currency Revenue Growth, excluding TTM Acquisitions	Constant-currency revenue growth excluding revenue from trailing twelve month acquisitions excludes the impact of currency as defined above and, for Q2, revenue from National Pen and WIRmachenDRUCK.
Two-year stacked constant-currency organic revenue growth	Two-year stacked growth is computed by adding the revenue growth from the current period referenced and that of the same fiscal period ended twelve months prior. Constant-currency revenue growth excluding revenue from trailing twelve month acquisitions is defined directly above.

(1) As defined by SEC rules, Adjusted Net Operating Profit by segment is our segment profitability measure, therefore is not considered a non-GAAP measure. We include the reconciliation here for clarity.

33

Reconciliation: Free Cash Flow

Quarterly and year to date, In thousands

	Q3 FY16	Q3 FY17	YTD2016	YTD2017
Net cash provided by operating activities	$32,905	$8,985	$195,218	$123,644
Purchases of property, plant and equipment	($19,092)	($20,656)	($62,641)	($56,916)
Purchases of intangible assets not related to acquisitions	($51)	($22)	($453)	($110)
Capitalization of software and website development costs	($6,057)	($9,568)	($18,184)	($28,678)
Proceeds from insurance related to investing activities	$—	$—	$3,624	$—
Free cash flow	**$7,705**	**($21,261)**	**$117,564**	**$37,940**

Reference:

Value of capital leases	$4,227	$7,187	$7,244	$12,099

34

Cimpress N.V. Q3 FY2017 Earnings Presentation

Reconciliation: Free Cash Flow

TTM, In thousands

	TTM Q3FY15	TTM Q4FY15	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17	TTM Q3FY17
Net cash provided by operating activities	$245,942	$242,022	$216,509	$212,151	$242,142	$247,358	$229,532	$199,702	$175,782
Purchases of property, plant and equipment	($68,228)	($75,813)	($83,522)	($84,410)	($88,349)	($80,435)	($75,361)	($73,146)	($74,710)
Purchases of intangible assets not related to acquisitions	($252)	($250)	($522)	($507)	($502)	($476)	($145)	($162)	($133)
Capitalization of software and website development costs	($14,927)	($17,323)	($18,694)	($22,001)	($22,990)	($26,324)	($29,726)	($33,307)	($36,818)
Payment of contingent consideration in excess of acquisition-date fair value	$1,249	$8,055	$8,055	$8,055	$6,806	$8,613	$8,613	$8,613	$8,613
Proceeds from insurance related to investing activities	$—	$—	$2,075	$3,624	$3,624	$3,624	$1,549	$—	$—
Free cash flow	**$163,784**	**$156,691**	**$123,901**	**$116,912**	**$140,731**	**$152,360**	**$134,462**	**$101,700**	**$72,734**

Reference:

Value of capital leases	$10,061	$13,193	$12,385	$6,449	$11,301	$7,535	$7,219	$9,430	$12,390

Note: During fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring a change related to the presentation of excess tax benefits on the consolidated statement of cash flows, which we elected to apply on a retrospective basis for all periods shown on this slide.

35

Reconciliation: Adjusted NOPAT

Quarterly, In thousands

	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17
GAAP operating (loss) income	$4,341	$15,236	$12,085	$67,609	($17,531)	$16,030	($27,808)	$33,705	($41,943)
Less: Cash taxes attributable to current period (see below)	($4,666)	($7,656)	($6,833)	($4,362)	($8,392)	($12,649)	($7,419)	($6,704)	($4,698)
Exclude expense (benefit) impact of:									
Acquisition-related amortization and depreciation	$4,515	$7,374	$9,782	$9,655	$10,879	$10,518	$10,213	$10,019	$13,508
Earn-out related charges (1)	$7,512	$385	$289	$3,413	$883	$1,793	$16,247	$7,010	$4,882
Share-based compensation related to investment consideration	$1,499	$473	$802	$1,735	$1,168	$1,130	$4,103	$601	$375
Certain impairments (2)	$—	$—	$—	$3,022	$37,582	$1,216	$—	$—	$9,556
Restructuring related charges	$520	$2,528	$271	$110	$—	$—	$—	$1,100	$24,790
Less: Interest expense associated with Waltham lease	$—	$—	($350)	($2,001)	($1,975)	($1,961)	($1,970)	($1,956)	($1,897)
Include: Realized gains on currency derivatives not included in operating income	$1,802	$1,487	$316	$3,319	$1,391	$837	$1,888	$6,839	$4,591
Adjusted NOPAT	**$15,523**	**$19,827**	**$16,362**	**$82,500**	**$24,005**	**$16,914**	**($4,746)**	**$50,614**	**$9,164**

Cash taxes paid in the current period (3)	$3,089	$3,639	$4,709	$6,036	$344	$8,661	$8,555	$11,754	$15,658
Less: cash taxes (paid) received and related to prior periods (3)	($1,103)	($925)	$359	($2,463)	$4,760	($1,722)	($4,227)	($5,097)	($2,862)
Plus: cash taxes attributable to the current period but not yet (received) paid	$1,420	$3,703	$921	$718	$2,343	$5,316	($350)	$528	($2,508)
Plus: cash impact of excess tax benefit on equity awards attributable to current period	$2,115	$2,094	$1,709	$936	$1,705	$1,224	$4,264	$342	$44
Plus: cash tax impact of NOPAT exclusion items	$—	$—	$—	$—	$—	$—	$—	$—	($1,537)
Less: installment payment related to the transfer of IP in a prior year	($855)	($855)	($865)	($865)	($760)	($830)	($823)	($823)	($4,097)
Cash taxes attributable to current period	$4,666	$7,656	$6,833	$4,362	$8,392	$12,649	$7,419	$6,704	$4,698

(1) Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2) Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."
(3) For Q3 FY16, cash taxes paid in the current period includes a cash tax refund of $8,479, which is subsequently eliminated from cash taxes attributable to the current period as it relates to a refund of prior years' taxes generated as a result of prior year excess share-based compensation deduction. Therefore the impact is not included in adjusted NOPAT for the current period.

Cimpress N.V. Q3 FY2017 Earnings Presentation

Reconciliation: Adjusted NOPAT

TTM, In thousands

	TTM Q3FY15	TTM Q4FY15	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17	TTM Q3FY17
GAAP operating (loss) income	$100,832	$96,324	$91,550	$99,271	$77,399	$78,193	$38,300	$4,396	($20,016)
Less: Cash taxes attributable to current period (see below)	($20,573)	($24,988)	($26,508)	($23,517)	($27,243)	($32,236)	($32,822)	($35,164)	($31,470)
Exclude expense (benefit) impact of:									
Acquisition-related amortization and depreciation	$22,728	$24,264	$27,138	$31,325	$37,690	$40,834	$41,265	$41,629	$44,258
Earn-out related charges (1)	$17,082	$15,275	$11,887	$11,599	$4,970	$6,378	$22,336	$25,933	$29,932
Share-based compensation related to investment consideration	$3,536	$3,569	$3,874	$4,509	$4,178	$4,835	$8,136	$7,002	$6,209
Certain impairments (2)	$—	$—	$—	$3,022	$40,604	$41,820	$41,820	$38,798	$10,772
Restructuring related charges	$3,540	$3,202	$3,473	$3,429	$2,909	$381	$110	$1,100	$25,890
Less: Interest expense associated with Waltham lease	$0	$0	($350)	($2,351)	($4,326)	($6,287)	($7,907)	($7,862)	($7,784)
Include: Realized gains on currency derivatives not included in operating income	$3,786	$7,450	$7,783	$6,924	$6,513	$5,863	$7,435	$10,955	$14,155
Adjusted NOPAT	**$130,931**	**$125,096**	**$118,847**	**$134,211**	**$142,694**	**$139,781**	**$118,673**	**$86,787**	**$71,946**

Cash taxes paid in the current period (3)	$16,470	$14,285	$13,698	$17,473	$14,728	$19,750	$23,596	$29,314	$44,628
Less: cash taxes (paid) received and related to prior periods (3)	($7,839)	($5,476)	($2,257)	($4,132)	$1,731	$934	($3,652)	($6,286)	($13,908)
Plus: cash taxes attributable to the current period but not yet paid	$4,449	$6,667	$6,652	$6,762	$7,685	$9,298	$8,027	$7,837	$2,986
Plus: cash impact of excess tax benefit on equity awards attributable to current period	$10,915	$12,932	$11,845	$6,854	$6,444	$5,574	$8,129	$7,535	$5,874
Plus: cash tax impact of NOPAT exclusion items	$—	$—	$—	$—	$—	$—	$—	$—	($1,537)
Less: installment payment related to the transfer of IP in a prior year	($3,422)	($3,420)	($3,430)	($3,440)	($3,345)	($3,320)	($3,278)	($3,236)	($6,573)
Cash taxes attributable to current period	$20,573	$24,988	$26,508	$23,517	$27,243	$32,236	$32,822	$35,164	$31,470

(1) Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2) Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350- "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."
(3) For TTM Q3FY16, Q4FY16, Q1FY17, and Q2FY17 cash taxes paid in the current period includes a cash tax refund of $8,479, which is subsequently eliminated from cash taxes attributable to the current period as it relates to a refund of prior years' taxes generated as a result of prior year excess share-based compensation deduction. Therefore the impact is not included in adjusted NOPAT for the current period.

Reconciliation: Adjusted NOP by Segment

Quarterly, In thousands

Adjusted Net Operating Profit (NOP):	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17	Q3 FY17
Vistaprint business unit	$34,518	$35,356	$32,982	$81,946	$42,424	$45,038	$21,702	$63,749	$37,003
Upload and Print business units	$2,889	$11,073	$10,652	$14,986	$15,557	$17,448	$13,612	$16,959	$13,144
National Pen business unit	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	($3,226)
All Other business units	$854	($620)	($1,112)	$6,851	($3,895)	($10,768)	($9,612)	($1,968)	($9,945)
Total	**$38,261**	**$45,809**	**$42,522**	**$103,783**	**$54,086**	**$51,718**	**$25,702**	**$78,740**	**$36,976**
Corporate and global functions	($19,874)	($19,812)	($19,643)	($20,240)	($23,080)	($22,992)	($24,917)	($28,261)	($27,705)
Acquisition-related amortization and depreciation	($4,515)	($7,374)	($9,782)	($9,655)	($10,879)	($10,518)	($10,213)	($10,019)	($13,508)
Earn-out related charges (1)	($7,512)	($386)	($289)	($3,413)	($883)	($1,793)	($16,247)	($7,010)	($4,882)
Share-based compensation related to investment consideration	($1,499)	($473)	($802)	($1,735)	($1,168)	($1,130)	($4,103)	($601)	($375)
Certain impairments (2)	$—	$—	$—	($3,022)	($37,582)	($1,216)	$—	$—	($9,556)
Restructuring related charges	($520)	($2,528)	($271)	($110)	$—	$—	$—	($1,100)	($24,790)
Interest expense for Waltham lease	$—	$—	$350	$2,001	$1,975	$1,961	$1,970	$1,956	$1,897
Total (loss) income from operations	**$4,341**	**$15,236**	**$12,085**	**$67,609**	**($17,531)**	**$16,030**	**($27,808)**	**$33,705**	**($41,943)**

Adjusted NOP by segment may be different than the major investment assessment that we publish via letter to investors at year end, where we do estimate and allocate some of the costs included in the "Corporate and global functions" expense category.

(1) Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2) Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350- "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."

38

Cimpress N.V. Q3 FY2017 Earnings Presentation

Reconciliation: ROIC

TTM, In thousands except percentages

	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17	Q3FY17
Total Debt	$421,586	$514,095	$655,317	$547,726	$696,647	$678,511	$682,521	$876,113	$891,453
Redeemable Non-Controlling Interest	$12,698	$57,738	$65,120	$64,833	$64,871	$65,301	$64,949	$41,824	$42,604
Total Shareholders Equity	$235,927	$249,419	$110,072	$158,054	$151,783	$166,076	$147,488	$99,819	$84,725
Excess Cash (1)	($61,617)	($28,874)	($33,271)	$—	$—	$—	$—	$—	$—
Invested Capital	$608,594	$792,378	$797,238	$770,613	$913,301	$909,888	$894,958	$1,017,756	$1,018,782
Average Invested Capital (2)	$654,364	$680,412	$712,325	$742,206	$818,383	$847,760	$872,190	$933,976	$960,346

	TTM Q3FY15	TTM Q4FY15	TTM Q1 FY16	TTM Q2 FY16	TTM Q3 FY16	TTM Q4 FY16	TTM Q1 FY17	TTM Q2 FY17	TTM Q3 FY17
TTM Adjusted NOPAT	$130,931	$125,096	$118,847	$134,211	$142,694	$139,781	$118,673	$86,787	$71,946
Average Invested Capital (2) (From above)	$654,364	$680,412	$712,325	$742,206	$818,383	$847,760	$872,190	$933,976	$960,346
TTM Adjusted ROIC	20%	18%	17%	18%	17%	16%	14%	9%	7%

(1) Excess cash is cash and equivalents > 5% of last twelve month revenues; if negative, capped at zero.
(2) Average invested capital represents a four quarter average of total debt, redeemable non-controlling interests and total shareholder equity, less excess cash

39

Reconciliation: Adjusted EBITDA

Quarterly, In thousands

	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17	Q3 FY17
GAAP Operating income (loss)	$4,341	$15,236	$12,085	$67,609	($17,531)	$16,030	($27,808)	$33,705	($41,943)
Depreciation and amortization	$22,325	$27,808	$30,226	$31,805	$34,561	$35,527	$35,541	$36,977	$44,522
Waltham lease depreciation adjustment	$—	$—	($328)	($1,045)	($1,030)	($1,030)	($1,030)	($1,030)	($1,030)
Share-based compensation expense	$6,638	$5,311	$6,190	$6,066	$5,897	$5,619	$11,571	$11,277	$6,541
Proceeds from Insurance	$—	$—	$1,584	$1,553	$—	$824	$650	$—	$157
Interest expense associated with Waltham lease	$—	$—	($350)	($2,001)	($1,975)	($1,961)	($1,970)	($1,956)	($1,897)
Earn-out related charges	$7,512	$386	$289	$3,413	$883	$1,793	$16,247	$7,010	$4,882
Certain Impairments	$—	$—	$—	$3,022	$37,582	$1,216	$—	$—	$9,556
Restructuring related charges	$—	$—	$—	$—	$—	$—	$—	$1,100	$24,790
Realized gains on currency derivatives not included in operating income	$1,802	$1,487	$316	$3,319	$1,391	$837	$1,888	$6,839	$4,591
Adjusted EBITDA (1,2)	$42,618	$50,228	$50,012	$113,741	$59,778	$58,855	$35,089	$93,922	$50,168

Note: In Q3 FY16 the definition of adjusted EBITDA used in external reporting was modified to include certain impairment charges and adjust for depreciation related to our Waltham lease resulting in a change to adjusted EBITDA for Q1 and Q2 FY16. Also note that for Q3 FY17, the SBC expense listed here excludes the portion included in restructuring-related charges to avoid double counting.
(1) This presentation uses the definition of adjusted EBITDA as outlined above and therefore does not include the pro-forma impact of acquisitions; however, the senior unsecured notes' covenants allow for the inclusion of pro-forma impacts to adjusted EBITDA.
(2) Adjusted EBITDA includes 100% of the results of our consolidated subsidiaries and therefore does not give effect to adjusted EBITDA attributable to non-controlling interests. This is to most closely align to our debt covenant and cash flow reporting.

40

Cimpress N.V. Q3 FY2017 Earnings Presentation

Reconciliation: Adjusted EBITDA

TTM, In thousands

	TTM Q3FY15	TTM Q4FY15	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17	TTM Q3FY17
GAAP Operating income (loss)	$100,832	$96,324	$91,550	$99,271	$77,399	$78,193	$38,300	$4,396	($20,016)
Depreciation and amortization	$92,615	$97,487	$103,254	$112,164	$124,400	$132,119	$137,434	$142,606	$152,567
Waltham lease depreciation adjustment	$—	$—	($328)	($1,373)	($2,403)	($3,433)	($4,135)	($4,120)	($4,120)
Share-based compensation expense	$24,700	$24,075	$24,523	$24,205	$23,464	$23,772	$29,153	$34,364	$35,008
Proceeds from Insurance	$—	$—	$1,584	$3,137	$3,137	$3,961	$3,027	$1,474	$1,631
Interest expense associated with Waltham lease	$—	$—	($350)	($2,351)	($4,326)	($6,287)	($7,907)	($7,862)	($7,784)
Earn-out related charges	$17,082	$15,276	$11,888	$11,600	$4,971	$6,378	$22,336	$25,933	$29,932
Certain Impairments	$—	$—	$—	$3,022	$40,604	$41,820	$41,820	$38,798	$10,772
Restructuring related charges	$—	$—	$—	$—	$—	$—	$—	$1,100	$25,890
Realized gains on currency derivatives not included in operating income	$3,786	$7,450	$7,783	$6,924	$6,513	$5,863	$7,435	$10,955	$14,155
Adjusted EBITDA (1,2)	$239,015	$240,612	$239,904	$256,599	$273,759	$282,386	$267,463	$247,644	$238,034

Note: In Q3 FY16 the definition of adjusted EBITDA used in external reporting was modified to include certain impairment charges and adjust for depreciation related to our Waltham lease resulting in a change to adjusted EBITDA for Q1 and Q2 FY16. Also note that for Q3 FY17, the SBC expense listed here excludes the portion included in restructuring-related charges to avoid double counting.

(1) This deck uses the definition of adjusted EBITDA as outlined above and therefore does not include the pro-forma impact of acquisitions; however, the senior unsecured notes' covenants allow for the inclusion of pro-forma impacts to adjusted EBITDA.

(2) Adjusted EBITDA includes 100% of the results of our consolidated subsidiaries and therefore does not give effect to adjusted EBITDA attributable to non-controlling interests. This is to most closely align to our debt covenant and cash flow reporting.

41

Reconciliation: Constant-Currency/ex. TTM Acquisitions Revenue Growth Rates

Quarterly

Vistaprint business unit	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17	Q3FY17
Reported revenue growth	4%	5%	2%	3%	8%	11%	7%	7%	11%
Currency Impact	7%	6%	6%	5%	2%	1%	1%	2%	1%
Revenue growth in constant currency	11%	11%	8%	8%	10%	12%	8%	9%	12%

Upload and Print business units	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17	Q3FY17
Reported revenue growth	n/a	74%	98%	112%	201%	94%	72%	63%	22%
Currency Impact	n/a	26%	21%	16%	2%	(2)%	1%	3%	5%
Revenue growth in constant currency	n/a	100%	118%	128%	203%	92%	73%	66%	27%
Impact of TTM Acquisitions	n/a	(66)%	(87)%	(97)%	(178)%	(71)%	(61)%	(55)%	(14)%
Revenue growth in constant currency excl. TTM acquisitions	n/a	34%	31%	31%	25%	21%	12%	11%	13%

All Other business units	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17	Q3FY17
Reported revenue growth	13%	(5)%	(6)%	(4)%	(7)%	(8)%	(17)%	(7)%	(8)%
Currency Impact	12%	12%	14%	12%	4%	—%	(2)%	—%	(1)%
Revenue growth in constant currency	26%	7%	7%	8%	(3)%	(8)%	(19)%	(7)%	(9)%
Impact of TTM Acquisitions	(10)%	(11)%	(4)%	—%	—%	—%	—%	—%	—%
Revenue growth in constant currency excl. TTM acquisitions	16%	(4)%	4%	8%	(3)%	(8)%	(19)%	(7)%	(9)%

Note: In Q4 FY2015, we recognized deferred revenue related to group buying activities, a net $3.7 million headwind to Vistaprint business unit year-over-year growth rate in Q4 FY2016. Q3 FY2017 Upload & Print revenue growth in constant currency excluding TTM acquisitions excludes the impact of currency and revenue from WIRmachenDRUCK.

42

Cimpress N.V. Q3 FY2017 Earnings Presentation

Reconciliation: Constant-Currency/ex. Discontinued Operations Revenue Growth Rates

Quarterly

National Pen business unit	Q3FY17
Reported revenue growth	100%
Impact of acquisition	(100)%
Year-over-year growth without the acquisition	—%
Impact of pro forma actual revenue growth	(6)%
Pro forma revenue growth in U.S. dollars	(6)%
Currency Impact	2%
Pro forma revenue growth in constant currency	(4)%
Impact of discontinued operations	3%
Pro forma revenue growth in constant currency, excluding discontinued operations	(1)%

National Pen's reported revenue growth was 100% since we did not own this business in the year-ago period.

43

Reconciliation: Constant-Currency/ex. TTM Acquisition Revenue Growth Rates

Quarterly

	Q4 FY14	Q1 FY15	Q2 FY15	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17	Q3FY17
Reported Revenue Growth	21%	21%	19%	19%	13%	13%	13%	29%	26%	18%	16%	26%
Currency Impact	(2)%	—%	4%	7%	9%	8%	7%	2%	—%	1%	2%	2%
Revenue Growth in Constant Currency	19%	21%	23%	26%	22%	21%	20%	31%	26%	19%	18%	28%
Impact of TTM Acquisitions & JVs	(15)%	(15)%	(16)%	(15)%	(9)%	(10)%	(10)%	(21)%	(15)%	(13)%	(10)%	(17)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%	8%	11%
Reported revenue growth rate ex. TTM acquisitions & JVs	5%	6%	3%	4%	3%	3%	3%	8%	11%	6%	6%	9%

Note: Q3 FY2017 total company revenue growth in constant currency excluding TTM acquisitions and joint ventures excludes the impact of currency and revenue from WIRmachenDRUCK and National Pen.

44

Cimpress N.V. Q3 FY2017 Earnings Presentation

Reconciliation: Constant-Currency/ex. TTM Acquisition Revenue Growth Rates

Annual and Year to Date

Total Company	FY14	FY15	FY16	YTD FY 2017
Reported Revenue Growth	9%	18%	20%	20%
Currency Impact	(1)%	5%	4%	2%
Revenue Growth in Constant Currency	8%	23%	24%	22%
Impact of TTM Acquisitions & JVs	(4)%	(14)%	(13)%	(13)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	4%	9%	11%	9%

45

Reconciliation: Two-year Stacked Constant-Currency Organic Revenue Growth

Quarterly

	Q3FY13	Q4FY13	Q1FY14	Q2FY14	Q3FY14	Q4FY14	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17
Reported Revenue Growth	12%	12%	9%	6%	(1)%	21%	21%	19%	19%	13%	13%	13%	29%	26%	18%	16%	26%
Currency Impact	—%	—%	—%	—%	—%	(2)%	—%	4%	7%	9%	8%	7%	2%	—%	1%	2%	2%
Revenue Growth in Constant Currency	12%	12%	9%	6%	(1)%	19%	21%	23%	26%	22%	21%	20%	31%	26%	19%	18%	28%
Impact of TTM Acquisitions & JVs	(1)%	—%	—%	—%	—%	(15)%	(15)%	(16)%	(15)%	(9)%	(10)%	(10)%	(21)%	(15)%	(13)%	(10)%	(17)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	11%	12%	9%	6%	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%	8%	11%

2 Year Stacked	Q3'13+ Q3'14	Q4'13+ Q4'14	Q1'14+ Q1'15	Q2'14+ Q2'15	Q3'14+ Q3'15	Q4'14+ Q4'15	Q1'15+ Q1'16	Q2'15+ Q2'16	Q3'15+ Q3'16	Q4'15+ Q4'16	Q1'16+ Q1'17	Q2'16+ Q2'17	Q3'16+ Q3'17
Year 1	11%	12%	9%	6%	(1)%	4%	6%	7%	11%	13%	11%	10%	10%
Year 2	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%	8%	11%
Year 1 + Year 2	10%	16%	15%	13%	10%	17%	17%	17%	21%	24%	17%	18%	21%

Note: Q3 FY2017 total company revenue growth in constant currency excluding TTM acquisitions and joint ventures excludes the impact of currency and revenue from WIRmachenDRUCK and National Pen.

46

Cimpress N.V. Q3 FY2017 Earnings Presentation